Exhibit 5.1

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, North Carolina 27607

November 1, 2017

PRA Health Sciences, Inc.

4130 ParkLake Avenue

Suite 400

Raleigh, North Carolina 27612

Re:                             Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 filed on or about the date hereof by PRA Health Sciences, Inc., a Delaware corporation (the “Registrant”), with the Securities and Exchange Commission (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 3,000,000 shares of the Registrant’s common stock, $0.01 par value (the “Shares”).  We understand the Shares are to be issued pursuant to your 2017 Employee Stock Purchase Plan, as may be amended from time to time (the “ESPP”).  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof.

As the Registrant’s legal counsel, we have examined the proceedings taken, and are familiar with the proceedings proposed to be taken, in connection with the sale of the Shares pursuant to the ESPP.

It is our opinion that, upon completion of the proceedings being taken or contemplated by us, as your counsel, to be taken prior to the issuance of the Shares, the Shares when issued in the manner referred to in the Registration Statement and in accordance with the ESPP, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendments thereto.

Very truly yours,

/s/ WYRICK ROBBINS YATES & PONTON LLP